Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151632

SUPERFUND GOLD, L.P. — SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED AUGUST 16, 2010 TO PROSPECTUS DATED NOVEMBER 3, 2009

JULY 2010 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	July 2010	Year to Date	7/31/10	7/31/10

Series A-1	(8.60)%	3.86%	$5,768,837	$1,097.75

Series A-2	(8.45)%	4.80%	$1,681,920	$1,164.72

Series B-1	(10.98)%	(2.4)%	$4,568,990	$852.68

Series B-2	(10.84)%	(1.25)%	$2,788,881	$875.80

*	All performance is reported net of fees and expenses

Fund results for July 2010:

Equities rallied impressively in July despite macroeconomic data that continued to point to various challenges moving forward. Strong corporate earnings reports, increased certainty following the passage of the Dodd-Frank financial reform law, and a settlement between the Securities and Exchange Commission and Goldman Sachs combined to produce sharply higher equity prices. The Fund’s stock index futures positions produced losses as a 7.0% rally in S&P 5000 futures stopped out short positions early in the month. Asian equities also moved higher, fueled by growing optimism in China. The Hang Seng index responded with steady returns (+4.4%) for the Fund while Australia’s SPI 200 (+4.7%) performed well after declining last month. The Fund’s long positions in Asian markets produced gains. In Europe, the Funds’ short positions fared particularly poorly as the UK’s FTSE 100 (+7.2%) and the Amsterdam EOE Index (+4.0%) recovered most of last month’s losses due in part to positive European bank stress tests results. Overall, a mixture of long and short stock index futures positions led this sector to losses in June.

During July, June’s reversal in the U.S. dollar index (-5.4%) accelerated. The Fund’s long dollar positions were stopped out early in the month amid falling U.S. household sentiment, poor private sector job growth, and unfavorable risk/reward prospects as rate increase expectations declined due to double dip recession concerns. Accordingly, investors rotated assets into alternative safe haven currencies such as the yen (+2.4%) and the Swiss franc (+3.5%). These developments yielded solid results for the Fund. The Fund also experienced excellent results in the Aussie dollar (+7.4%) as prospects for higher interest rates increased amid strong consumer prices and surging metals markets. Asian regional currencies also fared well as the Singapore dollar (+2.6%) and New Zealand dollar (+6.0%) benefitted from a return to risk appetite and increasing comfort with Chinese growth prospects following a sharp reversal higher in Chinese equities. Overall, the Fund saw positive results in June from its currency positions.

The energy sector languished as mixed fundamental data produced choppy range-bound markets in both crude oil and natural gas. The Fund experienced losses on long natural gas positions in the first half of July as stockpiles rose more than forecast even as above-average temperatures across the U.S. bolstered cooling demand. The Fund established new short positions as the market drifted to its lowest level in five weeks. Meanwhile, September natural gas futures bounced back to finish 6.0% higher as forecasts for excessive heat persisted, leaving short positions with losses as the month came to a close. Similarly, short positions in crude oil suffered as positive U.S. retail sales figures and the IMF boosting its growth forecast sent values higher. A decrease in jobless claims combined with improving confidence in Europe’s economic recovery to spur initiation of long positions by month end as September crude oil futures finished 3.7% higher. A mixture of long and short positions led this sector to a loss.

After establishing all-time highs in June, gold futures responded with steadily lower action throughout July, finishing with a loss of 5.1%. Perceived structural stability in Europe following the positive results of the banking sector stress tests eliminated a key source of gold sponsorship. Gold in euro terms fell over 12%, finishing below €900. Furthermore, excellent corporate earnings also contributed to losses as investors became more comfortable investing in depressed equity markets than on gold at historic highs.

Other market sectors, relative to those discussed above, did not have a substantial influence on this month’s overall negative performance.

For the month of July 2010, Series A-1 lost -8.60%, Series A-2 lost -8.45%, Series B-1 lost -10.98%, and Series B-2 lost -10.84%, net of all fees and expenses.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

SUPERFUND GOLD, L.P. — SERIES A-1
JULY 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended July 31, 2010)

STATEMENT OF INCOME

July 2010

Investment income, interest	$1,598

Expenses
Management fee	10,862
Ongoing offering expenses	—
Operating expenses	3,621
Selling Commissions	9,655
Other expenses	9
Incentive fee	—
Brokerage commissions	11,316
Total expenses	35,463

Net investment gain (loss)	(33,865)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(291,378)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(217,831)

Net gain(loss) on investments	(509,209)

Net increase (decrease) in net assets from operations	$(543,074)

STATEMENT OF CHANGES IN NET ASSET VALUE

July 2010

Net assets, beginning of period	$5,897,853

Net increase (decrease) in net assets from operations	(543,074)
Capital share transactions
Issuance of shares	427,440
Redemption of shares	(13,382)

Net increase(decrease) in net assets from capital share transactions	414,058
Net increase(decrease) in net assets	(129,016)

Net assets, end of period	$5,768,837

NAV Per Unit, end of period	$1,097.75

SUPERFUND GOLD, L.P. — SERIES A-2
JULY 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended July 31, 2010)

STATEMENT OF INCOME

July 2010

Investment income, interest	$465

Expenses
Management fee	3,160
Ongoing offering expenses	—
Operating expenses	1,054
Other expenses	4
Incentive fee	—
Brokerage commissions	3,294
Total expenses	7,512

Net investment gain (loss)	(7,047)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	(84,810)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(63,403)

Net gain(loss) on investments	(148,213)

Net increase (decrease) in net assets from operations	$(155,260)

STATEMENT OF CHANGES IN NET ASSET VALUE

July 2010

Net assets, beginning of period	$1,695,974

Net increase (decrease) in net assets from operations	(155,260)
Capital share transactions
Issuance of shares	153,000
Redemption of shares	(11,795)

Net increase(decrease) in net assets from capital share transactions	141,205
Net increase(decrease) in net assets	(14,055)

Net assets, end of period	$1,681,919
NAV Per Unit, end of period	$1,164.72

SUPERFUND GOLD, L.P. — SERIES B-1
JULY 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended July 31, 2010)

STATEMENT OF INCOME

July 2010

Investment income, interest	$846

Expenses
Management fee	8,602
Ongoing offering expenses	—
Operating expenses	2,868
Selling Commissions	7,647
Other expenses	133
Incentive fee	—
Brokerage commissions	13,619
Total expenses	32,869

Net investment gain(loss)	(32,023)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(170,567)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(361,210)

Net gain(loss) on investments	(531,777)

Net increase (decrease) in net assets from operations	$(563,800)

STATEMENT OF CHANGE IN NET ASSET VALUE

July 2010

Net assets, beginning of period	$7,543,721

Net increase (decrease) in net assets from operations	(563,800)
Capital share transactions
Issuance of shares	190,000
Redemption of shares	(2,600,931)

Net increase (decrease) in net assets from capital share transactions	(2,410,931)
Net increase(decrease) in net assets	(2,974,731)

Net assets, end of period	$4,568,990

NAV Per Unit, end of period	$852.68

SUPERFUND GOLD, L.P. — SERIES B-2
JULY 2010 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended July 31, 2010)

STATEMENT OF INCOME

July 2010

Investment income, interest	$515

Expenses
Management fee	5,242
Ongoing offering expenses	—
Operating expenses	1,746
Other expenses	81
Incentive fee	—
Brokerage commissions	8,299
Total expenses	15,368

Net investment gain(loss)	(14,853)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	(103,940)
Net change in unrealized appreciation (depreciation) on futures and forward contracts	(220,112)

Net gain(loss) on investments	(324,052)

Net increase (decrease) in net assets from operations	$(338,905)

STATEMENT OF CHANGE IN NET ASSET VALUE

July 2010

Net assets, beginning of period	$3,127,786

Net increase (decrease) in net assets from operations	(338,905)
Capital share transactions
Issuance of shares	—
Redemption of shares	—

Net increase (decrease) in net assets from capital share transactions	—
Net increase(decrease) in net assets	(338,905)

Net assets, end of period	$2,788,881
NAV Per Unit, end of period	$875.80

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/  Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.